Capital World Bond Fund

September 30, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$170,365
Class B	$1,622
Class C	$10,173
Class F1	$38,156
Class F2	$18,763
Total	$239,079
Class 529-A	$7,992
Class 529-B	$143
Class 529-C	$2,236
Class 529-E	$377
Class 529-F1	$851
Class R-1	$267
Class R-2	$2,528
Class R-3	$3,600
Class R-4	$2,465
Class R-5	$4,869
Class R-6	$12,944
Total	$38,272

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4390
Class B	$0.2721
Class C	$0.2710
Class F1	$0.4404
Class F2	$0.4973
Class 529-A	$0.4223
Class 529-B	$0.2434
Class 529-C	$0.2584
Class 529-E	$0.3755
Class 529-F1	$0.4692
Class R-1	$0.2815
Class R-2	$0.2767
Class R-3	$0.3737
Class R-4	$0.4441
Class R-5	$0.5081
Class R-6	$0.5204

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	363,380
Class B	4,566
Class C	32,712
Class F1	93,846
Class F2	30,591
Total	525,095
Class 529-A	18,256
Class 529-B	450
Class 529-C	8,188
Class 529-E	966
Class 529-F1	1,922
Class R-1	838
Class R-2	8,780
Class R-3	9,062
Class R-4	5,341
Class R-5	9,294
Class R-6	35,743
Total	98,840

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$20.32
Class B	$20.16
Class C	$20.01
Class F1	$20.20
Class F2	$20.31
Class 529-A	$20.37
Class 529-B	$20.22
Class 529-C	$20.14
Class 529-E	$20.24
Class 529-F1	$20.27
Class R-1	$20.14
Class R-2	$20.13
Class R-3	$20.28
Class R-4	$20.31
Class R-5	$20.35
Class R-6	$20.34